Exhibit 10.1 (be)

AMENDMENT NUMBER 7
TO THE
SAUER-DANFOSS LASALLE FACTORY EMPLOYEE SAVINGS PLAN
(As Amended and Restated Effective January 1, 1998)

By virtue and in exercise of the amending power reserved to Sauer-Danfoss (US) Company (the “Company”) by Section 14.1 of Sauer-Danfoss LaSalle Factory Employee Savings Plan as amended and restated effective January 1, 1998 (the “Plan”) and pursuant to the authority delegated to the undersigned officer of the Company by the Employee Benefits Committee of the Company, the Plan is hereby amended, effective as of January 1, 2003, as follows:

1.                                       The Plan is amended by deleting the last two sentences in Section 12.8(b) of the Plan, which begin “All distribution” and “Any Plan provisions.”

2.                                       The Plan is amended by deleting Section 12.8(f) in its entirety and substituting the following 12.8(f) in its place:

“(f)                              If a Participant dies before distribution of his interest has begun, distribution of his entire interest shall be completed by December 31 of the calendar year containing the fifth anniversary of his death, However, if a portion of the Participant’s interest is to be paid to a Beneficiary designated by him, that portion may, if the other provisions of this Plan so provide, be distributed over the life or life expectancy of the Beneficiary. In that case, distribution must begin not later than December 31 of the calendar year following the calendar year of the Participant’s death. If the Beneficiary is the Participant’s surviving spouse, and other provisions of the Plan so provide, distribution need not begin until December 31 of the calendar year in which the Participant would have attained age 70l/2. If the surviving Spouse dies before distribution to her begins, then for purposes of the requirements of this and the preceding subsections (concerning the latest date a distribution may begin and the longest period of time over which payments may be made), the surviving spouse shall be treated as if she were the Participant.”

3.                                       The Plan is amended by adding the following new Section 12.8(g):

“(g)                           Notwithstanding any provision of the Plan to the contrary, with respect to distributions under the Plan for calendar years beginning on or after January 1, 2003, the Plan will apply the minimum distribution requirements of Section 40l(a)(9) of the Code in accordance with the final regulations under Section 401(a)(9) of the Code that were published in the Federal Register on April 17, 2002 and in accordance with revenue rulings, notices and other guidance published in the Internal Revenue Bulletin reflecting Section 401(a)(9) of the Code. In addition, any distribution required under the incidental death benefit rule of Section 401(a)(9)(G) of the Code shall be treated as a distribution required under this paragraph.”

IN WITNESS WHEREOF, the Company has authorized the execution on its behalf this Amendment Number 7, this 18th day of December, 2003.

SAUER DANFOSS (US) COMPANY

By:	/s/ James T. Remus
James T. Remus
Director - Global Compensation and Benefits